LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell (LYB) manages operations through six operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

This information should be read in conjunction with our Earnings Release for the period ended December 31, 2024, including the forward-looking statements and information related to financial measures.
Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating income	$334	$596	$444	$1,805	$1,665
EBITDA	496	758	604	2,445	2,303
Identified items: Asset write-down	—	—	—	—	25
EBITDA excluding identified items(a)	496	758	604	2,445	2,328
(a) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Table 7 for reconciliations of these financial measures. “Identified items” include adjustments for lower of cost or market (“LCM”), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs.

Three months ended December 31, 2024 versus three months ended September 30, 2024 - EBITDA decreased $262 million versus the third quarter 2024. Fourth quarter 2024 results decreased by approximately $20 million due to last-in, first out (LIFO) inventory valuation changes relative to the third quarter 2024. Compared to the prior period, olefins results decreased by approximately $170 million largely due to lower margins partially offset by higher volumes in the fourth quarter. Olefin margins were lower, due to higher feedstock costs, lower ethylene, propylene and butadiene prices, and lower co-product contributions. The company's ethylene crackers operated at 98% of capacity with the raw materials being approximately 80% ethane and 20% other natural gas liquids. Combined polyolefins results declined approximately $60 million as higher volumes, driven by reliability improvements enabling strong exports, were offset by weaker margins on continued pricing pressure.

Three months ended December 31, 2024 versus three months ended December 31, 2023 - EBITDA decreased $108 million versus the fourth quarter 2023. Fourth quarter 2024 results decreased approximately $95 million due to LIFO inventory valuation changes relative to the prior period. Olefins results increased approximately $30 million primarily driven by higher volumes. Ethylene volumes improved due to higher merchant and spot sales, partially offset by lower internal demand. Combined polyolefin results decreased approximately $40 million due to lower polyolefins margins, driven by higher feedstock costs, and lower volumes in the fourth quarter of 2024, given reliability issues at our Louisiana joint venture.

Full year ended December 31, 2024 versus full year ended December 31, 2023 - EBITDA increased $142 million versus 2023, or $117 million excluding an impairment of $25 million in the third quarter of 2023. 2024 results decreased approximately $95 million due to LIFO inventory valuation changes relative to the prior period. Compared to the prior period, olefins results increased approximately $430 million due to improved margins. Ethylene margins increased as a result of higher ethylene prices driven by industry outages and favorable feedstock and energy costs during 2024. Combined polyolefins results decreased approximately $120 million due to lower polyolefins margins driven by higher monomer costs.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating (loss) income	($1,066)	$39	($140)	($1,008)	($160)
EBITDA	(1,156)	81	(125)	(991)	(9)
Identified items: Asset write-downs	1,010	—	38	1,010	38
EBITDA excluding identified items	(146)	81	(87)	19	29

Three months ended December 31, 2024 versus three months ended September 30, 2024 - EBITDA decreased $1,237 million versus the third quarter 2024, or $227 million excluding the impact of asset write-down of $1,010 million in the fourth quarter 2024. Fourth quarter 2024 results increased approximately $10 million due to LIFO inventory valuation changes relative to the third quarter 2024. Compared to the prior period, olefins results decreased approximately $135 million due to lower ethylene volumes driven by planned and unplanned downtime, and lower cracker margins given higher feedstock pricing. As a result of planned and unplanned downtime, the company's ethylene crackers operated at 53%. Approximately 40% of the raw materials were derived from non-naphtha feedstocks. Combined polyolefins results decreased about $80 million driven by lower margins on weak pricing, and lower volumes. Joint venture equity income decreased approximately $135 million compared to prior period, primarily due to the impact of asset write-downs at one of our Asian joint ventures.

Three months ended December 31, 2024 versus three months ended December 31, 2023 - EBITDA decreased $1,031 million versus the fourth quarter 2023, or $59 million excluding the impact of asset write-downs of $1,010 million in the fourth quarter 2024 and a $38 million impairment in the fourth quarter 2023. Fourth quarter 2024 results increased approximately $15 million due to LIFO inventory valuation changes relative to the prior period. Compared to the prior period, olefins results decreased about $70 million due to lower cracker margins driven by higher feedstock and energy costs and lower volumes driven by a turnaround at a German cracker and operational challenges at a French cracker. Joint venture equity income decreased approximately $115 million compared to the prior period, primarily due to the impact of asset write-downs at one of our Asian joint ventures.

Full year ended December 31, 2024 versus full year ended December 31, 2023 - Compared to 2023, EBITDA decreased $982 million, or $10 million excluding the impact of asset write-downs of $1,010 million in 2024 and a $38 million impairment in 2023. Full year 2024 results increased approximately $15 million due to LIFO inventory valuation changes. Compared to the prior period, olefins results decreased approximately $40 million driven by lower volumes and margins. Ethylene volumes decreased given planned and unplanned downtime in full year 2024. Ethylene margins decreased as higher ethylene and co-product prices were offset by higher feedstock and energy costs. Combined polyolefins results increased approximately $80 million driven by higher margins. Polyolefins margins increased due to higher selling prices and lower energy costs. Joint venture equity income decreased approximately $160 million compared to the prior period, primarily due to the impact of asset write-downs at one of our Asian joint ventures.
Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide & derivatives, oxyfuels & related products and intermediate chemicals, such as styrene monomer and acetyls.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating income (loss)	$137	$210	($30)	$951	$1,262
EBITDA	241	317	73	1,664	1,679
Identified items: Gain on sale of business	9	—	—	(284)	—
Identified items: Asset write-down	—	—	192	—	192
EBITDA excluding identified items	250	317	265	1,380	1,871

Three months ended December 31, 2024 versus three months ended September 30, 2024 - EBITDA decreased $76 million versus the third quarter 2024, or $67 million excluding a $9 million adjustment to the gain on sale of our Ethylene Oxide and Derivatives business in the fourth quarter of 2024. Fourth quarter 2024 results decreased approximately $10 million due to LIFO inventory valuation charges relative to the third quarter 2024. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $5 million driven by higher volumes. Oxyfuels & Related Products results decreased approximately $75 million with lower oxyfuels margins due to lower crude prices.

Three months ended December 31, 2024 versus three months ended December 31, 2023 - EBITDA increased $168 million versus the fourth quarter 2023, or decreased $15 million excluding an impairment of $192 million in the fourth quarter 2023 for our Dutch PO/SM joint venture and a $9 million adjustment to the gain on sale of our Ethylene Oxide and Derivatives business in the fourth quarter of 2024. Fourth quarter 2024 results increased approximately $85 million due to LIFO inventory valuation changes relative to the prior period. Compared to the prior period, Propylene Oxide & Derivatives results remained relatively flat as higher PO volumes were partially offset by lower margins. Intermediate Chemicals results increased about $20 million due to higher methanol margins and higher volumes. Oxyfuels & Related Products results decreased approximately $130 million driven by margin compression on lower crude pricing and lower oxyfuels prices.

Full year ended December 31, 2024 versus full year ended December 31, 2023 - EBITDA decreased $15 million versus 2023, or $491 million excluding a gain on sale of our Ethylene Oxide and Derivatives business of $284 million in 2024 and an impairment of $192 million in the fourth quarter 2023 for our Dutch PO/SM joint venture. 2024 results increased approximately $85 million due to LIFO inventory valuation changes relative to the prior period. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $55 million driven by lower derivative pricing and a change in product mix. Intermediate Chemicals results were broadly flat as stronger styrene margins were partially offset by higher fixed costs. Oxyfuels & Related Products decreased approximately $540 million as margins declined significantly in the absence of exceptionally strong gasoline cracks in US and Europe in 2023, and lower oxyfuels prices, partially offset by higher volumes as we continued to ramp up our newest PO/TBA asset in Channelview.
Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets compounding & solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.
Table 4 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating loss	($71)	($5)	($17)	($48)	($261)
EBITDA	(40)	19	12	54	(162)
Identified items: Asset write-downs	55	—	—	55	252
EBITDA excluding identified items	15	19	12	109	90

Three months ended December 31, 2024 versus three months ended September 30, 2024 - EBITDA decreased $59 million versus the third quarter 2024, or $4 million excluding a $55 million impairment related to the specialty powders business in the fourth quarter 2024. This was due to higher margins driven by lower raw material costs, offset by lower volumes driven by reduced automotive demand. Fourth quarter 2024 results benefited from approximately $5 million of LIFO inventory valuation changes relative to the third quarter 2024.

Three months ended December 31, 2024 versus three months ended December 31, 2023 - EBITDA decreased $52 million versus the fourth quarter 2023, or increased $3 million excluding a $55 million impairment related to the specialty powders business in the fourth quarter of 2024. This was due to higher margins driven by lower raw material cost and improved product mix, partially offset by lower volumes. Fourth quarter 2024 results decreased approximately $5 million due to LIFO inventory valuation changes relative to the prior period.

Full year ended December 31, 2024 versus full year ended December 31, 2023 - EBITDA increased $216 million versus 2023, or $19 million excluding a $55 million impairment related to the specialty powders business in 2024 and a $252 million non-cash goodwill impairment in 2023. Compared to the prior period, margins improved driven by lower raw material cost and favorable mix. 2024 results decreased approximately $5 million due to LIFO inventory valuation changes relative to the prior period.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating (loss) income	$(88)	$(92)	$(13)	$(213)	$221
EBITDA	(48)	(60)	10	(60)	379
Identified items: Refinery exit costs	24	37	30	99	195
Identified items: Asset write-down	—	—	11	—	11
EBITDA excluding identified items	(24)	(23)	51	39	585

Three months ended December 31, 2024 versus three months ended September 30, 2024 - Relative to the third quarter 2024, EBITDA increased $12 million, but remained relatively unchanged excluding exit costs of $24 million in the fourth quarter and $37 million in the third quarter. Fourth quarter 2024 results decreased approximately $15 million due to LIFO inventory valuation changes. Compared to the prior period, margins improved as the decline in the Maya 2-1-1 industry benchmark of approximately $4 per barrel was offset by an improvement in raw material margin as the FCC unit was fully operational in the fourth quarter. Compared to the prior period, fourth quarter 2024 results did not benefit from mark-to-market gains in our commodity distillate hedging program. The Houston Refinery operated at an average crude throughput of 244,000 barrels per day, or about a 90% utilization rate during the fourth quarter 2024.

Three months ended December 31, 2024 versus three months ended December 31, 2023 - Compared to the fourth quarter 2023, EBITDA decreased $58 million, or $75 million excluding exit costs of $24 million in the fourth quarter 2024 and exit costs of $30 million and a $11 million impairment in the fourth quarter 2023. Fourth quarter 2024 results increased approximately $25 million due to LIFO inventory valuation changes relative to the prior period. Fourth quarter 2024 saw slight mark-to-market losses from our commodity distillate hedging program compared to gains in the prior period. Compared to the prior period, margins declined as the Maya 2-1-1 industry benchmark decreased by approximately $5 per barrel driven by lower distillate crack spreads, partially offset by higher gasoline crack spreads. Crude throughput was 14 thousand barrels per day higher than the prior period.

Full year ended December 31, 2024 versus full year ended December 31, 2023 - Relative to 2023, EBITDA decreased $439 million, or $546 million excluding exit costs of $99 million in 2024 and exit costs of $195 million and an impairment of $11 million in 2023 for the Houston Refinery. Compared to the prior period, margins decreased driven by an approximately $11 per barrel decrease in the Maya 2-1-1 industry benchmark primarily due to lower demand due to economic factors, higher supply in the Gulf Coast and lower Maya differentials given heavy crude availability from Latin America. Crude throughput was relatively flat compared to the prior period.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Operating income	$98	$59	$69	$338	$334
EBITDA	108	69	77	379	375

Three months ended December 31, 2024 versus three months ended September 30, 2024 - EBITDA increased $39 million compared to the third quarter 2024. Compared to the prior period, licensing and service margins increased as a higher number of contracts attained revenue milestones, and catalyst margin increased given favorable product mix.

Three months ended December 31, 2024 versus three months ended December 31, 2023 - EBITDA increased $31 million versus the fourth quarter 2023. Compared to the prior period, licensing revenue increased as a higher number of contracts attained revenue milestones and catalyst volumes decreased given more destocking activity in 2024 than the prior period.

Full year ended December 31, 2024 versus full year ended December 31, 2023 - EBITDA increased $4 million versus 2023. Compared to the prior period, licensing revenue increased as a higher number of contracts attained revenue milestones and catalyst volumes decreased in an overall weak polymers end-use environment.

Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $504 million during the fourth quarter 2024 and $1.8 billion for the full year 2024. Our cash and liquid investment balance was $3.4 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 324 million common shares outstanding as of December 31, 2024. The company paid dividends of $1.7 billion during 2024.

INFORMATION RELATED TO FINANCIAL MEASURES
We make reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. Identified items include adjustments for “lower of cost or market" (“LCM”), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Asian joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In April 2022 we announced our decision to cease operation of our Houston Refinery. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations, depreciation of asset retirement costs and other charges.

Table 7 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
EBITDA:
Olefins & Polyolefins - Americas	$496	$758	$604	$2,445	$2,303
Olefins & Polyolefins - EAI	(1,156)	81	(125)	(991)	(9)
Intermediates & Derivatives	241	317	73	1,664	1,679
Advanced Polymer Solutions	(40)	19	12	54	(162)
Refining	(48)	(60)	10	(60)	379
Technology	108	69	77	379	375
Other	(10)	(10)	(12)	(35)	(56)
EBITDA	$(409)	$1,174	$639	$3,456	$4,509

Identified items:
less: Gain on sale of business:
Intermediates & Derivatives	$9	$—	$—	$(284)	$—
add: Asset write-downs(a):
Olefins & Polyolefins - Americas	—	—	—	—	25
Olefins & Polyolefins - EAI	1,010	—	38	1,010	38
Intermediates & Derivatives	—	—	192	—	192
Advanced Polymer Solutions	55	—	—	55	252
Refining	—	—	11	—	11
add: Refinery exit costs:
Refining	24	37	30	99	195
Total Identified items:	$1,098	$37	$271	$880	$713

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$496	$758	$604	$2,445	$2,328
Olefins & Polyolefins - EAI	(146)	81	(87)	19	29
Intermediates & Derivatives	250	317	265	1,380	1,871
Advanced Polymer Solutions	15	19	12	109	90
Refining	(24)	(23)	51	39	585
Technology	108	69	77	379	375
Other	(10)	(10)	(12)	(35)	(56)
EBITDA excluding Identified items	$689	$1,211	$910	$4,336	$5,222

(a) Includes asset write-downs in excess of $10 million in aggregate for the period.